Exhibit 3.559
Pursuant to the nrovisiom of “The Business Coronation Act of 1983”, that undersigned incorporator(t) hereby adopt that following Articles of Incorporation. ARTICLE ONE That name of the corporation it ARTICLE TWO That ntmt end tddrtn of the Initial rteitttrtd aoant tnd Its rtgdttrtd afflicts area: The operation of a landfill in the State of Illinois, County of Iroquois and other areas of the state wherever landfills may be acquired, all activities and services attendant to the operation of a landfill ARTICLE POUR Paragraph 1: The authorized intern that’ll bt: Paragraph 2: Tht prtftrtnctt, qualifications. limitations, rtttrlctiont tnd tht tnadal or rtittivt rights In raspact of tht shares of tach data art: none and tht nemoi and iddmrn of th> ptnom wrfio art to ssm as dltictort umw tht West annual mstttna of sharinofcstri o? until tnetr suoommti o§ wodM and Qualify era? ARTICLEUVER OPTIONAL ARTICLE EIGHT OTHER fMOVWONS Tho undersigned incorporator(s) hereby declere(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.